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                                Exhibit 23

                           Accountants' Consent



The Board of Directors
Response Oncology, Inc.


We consent to incorporation by reference in the Registration Statement (No. 33-45616) on Form S-8 and the Registration Statement (No. 33-21333) on Form S-8 of Response Oncology, Inc. of our report dated January 23, 1996, relating to the consolidated balance sheets of Response Oncology, Inc. and subsidiaries as of December 31, 1995, 1994, and the related consolidated statements of operation, stockholders' equity, and cash flows for the three years then ended, which report appears in the December 31, 1995 annual report on Form 10-K of Response Oncology, Inc.


                           KPMG Peat Marwick LLP



Memphis, Tennessee
March 27, 1996